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                                                                     EXHIBIT 2.5

                               AMENDMENT NO. 4 TO
                             CONTRIBUTION AGREEMENT

     THIS AMENDMENT NO. 4 dated as of October 25, 2001 (this "AMENDMENT") to the Contribution Agreement dated as of July 30, 1997 and amended on October 27, 1997, February 29, 2001 and June 21, 2001 (the "CONTRIBUTION AGREEMENT"), by and between Protection One, Inc., a Delaware corporation ("PROTECTION ONE"), and Western Resources, Inc., a Kansas corporation ("WESTERN").

     Capitalized terms used but not defined in this Amendment shall have the meaning given such terms in the Contribution Agreement.

                              W I T N E S S E T H :

     WHEREAS, Section 3.10 of the Contribution Agreement currently provides that the Protection One Board of Directors shall have twelve directors and that from and after the second anniversary of the Closing, and for so long as Western owns, directly or indirectly, more than 50 percent of the issued and outstanding Common Stock of Protection One, Western shall vote all shares of Common Stock beneficially owned by Western to elect, and Protection One shall use its best efforts to cause to be elected, one individual from the executive officers of Protection One, at least three Independent Directors, and eight individuals selected by Western; and

     WHEREAS, Protection One and Western desire to amend Section 3.10 of the Contribution Agreement to provide that the Protection One Board of Directors shall have not less than nine directors nor more than twelve directors, as determined from time to time by the Board of Directors, and that Western shall vote all shares of Common Stock beneficially owned by Western to elect, and Protection One shall use its best efforts to cause to be elected, one individual from the executive officers of Protection One, at least three Independent Directors, and the number of individuals selected by Western necessary to fill the remaining positions on the Board of Directors; and

     WHEREAS, pursuant to Section 6.2 of the Contribution Agreement, Protection One may not amend, supplement or otherwise modify any provision of the Contribution Agreement unless such amendment, supplement or modification shall have been approved by the affirmative vote of a majority of the Continuing Directors; and

     WHEREAS, Mr. Ben M. Enis and Mr. James Q. Wilson constitute all of the Continuing Directors and desire to authorize the parties to amend the Contribution Agreement as contemplated herein;

     NOW, THEREFORE, in consideration of the premises and of the mutual agreements herein contained, the parties hereto agree as follows:

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     Section 1.  AMENDMENT TO THE CONTRIBUTION AGREEMENT. Section 3.10 of the
Contribution Agreement is hereby amended by deleting such section in its entirety and substituting the following section in its place:

             3.10. ELECTION TO PROTECTION ONE'S BOARD OF DIRECTORS. From and after October 25, 2001, the Protection One Board of Directors shall have not less than nine directors nor more than twelve directors, as determined from time to time by the Board of Directors. From and after October 25, 2001, and for so long as Western shall own, directly or indirectly, more than 50 percent of the issued and outstanding Common Stock of Protection One, Western shall vote all shares of Common Stock beneficially owned by Western to elect, and Protection One shall use its best efforts to cause to be elected, (i) one individual selected from the executive officers of Protection One, (ii) at least three individuals who are independent persons ("Independent Directors") and (iii) the number of individuals selected by Western necessary to fill the remaining positions on the Board of Directors (some or all of whom, at Western's sole discretion, may be "independent persons"). For purposes of this Agreement, "independent persons" shall mean a person who (i) is in fact independent, (ii) does not have any direct financial interest or any material indirect financial interest in Western, Protection One or any entity or person that beneficially owns greater than two percent of the outstanding Protection One Common Stock or any of their respective affiliates, and (iii) is not connected with Western, Protection One or any entity or person that beneficially owns greater than two percent of the outstanding Protection One Common Stock or any of their respective affiliates as an officer, employee, consultant, agent, representative, trustee, partner, director (other than of Protection One) or person performing similar functions. Any vacancy resulting from a person selected by Western no longer serving as a director may be filled from time to time by the remaining directors selected by Western then serving on the Board of Directors. The Chairman of the board of directors of Protection One at all times shall be a person selected by Western.

     Section 2. REPRESENTATIONS AND WARRANTIES. Each party hereto hereby represents and warrants that (i) it has the power and authority and the legal right to make, deliver and perform this Amendment, (ii) it has taken all necessary actions to authorize the execution, delivery and performance of this Amendment, and (iii) this Amendment is legal, valid and binding on, and enforceable against, such party.

     Section 3. CONTINUING EFFECT. Except as expressly waived or otherwise agreed hereby, the Contribution Agreement shall continue to be and shall remain in full force and effect in accordance with its terms. This Amendment shall be limited precisely as drafted and shall not constitute a waiver or amendment of any other term, condition or provision of the Contribution Agreement.

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     Section 4.  GOVERNING LAW. This Amendment shall be governed by, and construed and interpreted in accordance with, the laws of the State of Delaware (without regard to principles of conflict laws).

     Section 5. COUNTERPARTS. This Amendment may be executed by the parties hereto on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

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     IN WITNESS WHEREOF, the parties hereto have executed this instrument as of the date and year first above written.

                         PROTECTION ONE, INC.

                         By: /s/ Richard Ginsburg
                             --------------------
                             Name: Richard Ginsburg
                             Title: Chief Executive Officer

                         WESTERN RESOURCES, INC.

                         By: /s/ Paul Geist
                             --------------
                             Name: Paul R. Geist
                             Title: Senior Vice President and
                                    Chief Financial Officer

AGREED TO AND
APPROVED HEREBY:

/s/ Ben M. Enis
Ben M. Enis

/s/ James Q. Wilson
-------------------
James Q. Wilson